Exhibit 99.2

Air Transport Services Group, Inc. Provides Notice of Fundamental Change and Make-Whole Fundamental Change to Holders of its 3.875% Convertible Senior Notes due 2029

WILMINGTON, Ohio — April 11, 2025 – Air Transport Services Group, Inc. (NASDAQ: ATSG) (“ATSG” or the “Company”), a global leader in medium widebody freighter aircraft leasing, air transport operations, and support services, today provided notice (the “Notice”) to holders of its 3.875% convertible senior notes due 2029 (the “Notes”) (CUSIP: 00922RAD7), pursuant to the terms of the Indenture, dated as of August 14, 2023 (the “Indenture”) by and between the Company and U.S. Bank Trust Company, National Association, as trustee, governing the Notes that, in connection with the closing of the previously announced acquisition by Stonepeak, a leading alternative investment firm specializing in infrastructure and real assets, of ATSG, a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined under the Indenture) occurred under the Indenture on April 11, 2025, which is the effective date of such Fundamental Change and Make-Whole Fundamental Change.

In connection with such Fundamental Change, each holder of Notes shall have the option (the “Fundamental Change Repurchase Right”) to require the Company to repurchase for cash all or any portion of such holder’s Notes that is equal to $1,000, or an integral multiple of $1,000, on May 9, 2025 (the “Fundamental Change Repurchase Date”). The Company will repurchase such Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon from February 15, 2025 to, but excluding May 9, 2025. The amount payable on the Notes, including accrued interest, will be $1,009.04 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

In order to exercise the Fundamental Change Repurchase Right, a holder must surrender its Notes for repurchase and comply with the rules and procedures of The Depository Trust Company (the “Depositary”) on or prior to 5:00 p.m. (New York City time) on May 8, 2025, which is the business day immediately preceding the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”), as further described in the Notice. In order to withdraw any Notes that have been previously surrendered for repurchase, the holder must submit a written notice of withdrawal with respect to such Notes to the paying agent, U.S. Bank Trust Company, National Association, at any time prior to the Fundamental Change Expiration Time and comply with appropriate procedures of the Depositary, as further described in the Notice.

As an alternative to requiring the Company to repurchase a holder’s Notes, the Notes may be surrendered for conversion, as further described in the Notice. The conversion rate in effect immediately prior to the Make-Whole Fundamental Change is 31.2864 shares of Common Stock (as defined in the Indenture) per $1,000 principal amount of Notes (the “Base Conversion Rate”). Additional shares will be added to the Base Conversion Rate for Notes that are converted during the period from and including April 11, 2025 up to, and including, 5:00 p.m. (New York City time) on May 8, 2025 (the “Make-Whole Fundamental Change Conversion Period”). Notes that are surrendered for conversion during the Make-Whole Fundamental Change Conversion Period will be converted into the right to receive an amount in cash equal to $1,001.53 per $1,000 principal amount of Notes, based on a make-whole conversion rate equal to 44.5124 shares per $1,000 principal amount of Notes converted (determined by adding (i) the Base Conversion Rate plus (ii) additional shares of 13.2260) multiplied by $22.50 per share (the per share merger consideration payable to shareholders in connection with Stonepeak’s acquisition of ATSG). Upon the expiration of the Make-Whole Fundamental Change Conversion Period, the conversion rate will automatically, without further notice, return to the Base Conversion Rate.

Any interest in the Notes surrendered by a beneficial owner pursuant to the Fundamental Change Repurchase Right may be converted only if the beneficial owner withdraws the surrender of the interest in the Notes pursuant to the Fundamental Change Repurchase Right in accordance with the Indenture.

The Paying Agent and Conversion Agent is: U.S. Bank Trust Company, National Association, and its address and telephone number are as follows: U.S. Bank, Attn: Global Corporate Trust, 111 Fillmore Avenue E, St. Paul MN 55107, (800) 934-6802.

Holders of Notes should carefully read the Notice, which includes additional information regarding the rights of holders to require the Company to repurchase their Notes in connection with the Fundamental Change as well as information regarding their conversion rights in connection with the Make-Whole Fundamental Change, as the Notice contains important information as to the procedures and timing for the exercise of such rights.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The Fundamental Change offer is being made only pursuant to the Notice.

About Air Transport Services Group

Air Transport Services Group (ATSG) is a premier provider of aircraft leasing and cargo and passenger air transportation solutions for both domestic and international air carriers, as well as companies seeking outsourced airlift services. ATSG is the global leader in freighter aircraft leasing with a fleet that includes Boeing 767, Airbus A321, and soon, Airbus A330 converted freighters. ATSG’s unique Lease+Plus aircraft leasing opportunity draws upon a diverse portfolio of subsidiaries including three airlines holding separate and distinct U.S. FAA Part 121 Air Carrier certificates to provide air cargo lift, and passenger ACMI and charter services. Complementary services from ATSG’s other subsidiaries allow the integration of aircraft maintenance, airport ground services, and material handling equipment engineering and service. ATSG subsidiaries comprise ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; LGSTX Services, Inc.; and Omni Air International, LLC. For further details, please visit www.atsginc.com.

Contact:

ATSG
Quint O. Turner, Chief Financial Officer
Air Transport Services Group, Inc.
(937) 366-2303